EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Fourth Quarter and Full-Year 2009 Results

WEST CHESTER, OH, January 25, 2010 – AK Steel (NYSE: AKS) today reported 2009 fourth quarter net income of $39.8 million, or $0.36 per diluted share of common stock, compared to a net loss of $430.6 million, or $3.87 per diluted share of common stock, for the 2008 fourth quarter.  The 2009 fourth quarter results include a $5.1 million charge related to a state tax law change in Pennsylvania.   The 2008 fourth quarter results included $699.5 million in pre-tax, non-cash pension charges primarily related to the company’s unique “corridor” accounting requirement.   There were no corridor charges in 2009.
Net sales for the fourth quarter of 2009 were $1,319.9 million on shipments of 1,368,300 tons, compared to $1,458.7 million and 1,073,500 tons respectively, in the fourth quarter of 2008.   While the increased quarterly shipments reflect an improvement in the demand for steel year-over-year, 2009 fourth-quarter revenues and average selling prices were lower than in the 2008 fourth quarter as U.S. and global markets continue a gradual recovery.
Fourth quarter 2009 operating profit was $87.0 million, or $64 per ton, compared to an operating loss of $689.2 million, or $642 per ton for the 2008 fourth quarter, which included the pre-tax, non-cash charges previously mentioned.
Full-Year Results
For the full-year 2009, AK Steel reported a net loss of $74.6 million, or $0.68 per share, compared to net income of $4.0 million, or $0.04 per share, for 2008.  The 2009 full-year results include the $5.1 million charge related to a state tax law change.  The 2008 full-year results include the previously mentioned $699.5 million pre-tax, non-cash charges.
Net sales for 2009 were $4,076.8 million on shipments of 3,935,500 tons, compared to sales of $7,644.3 million and shipments of 5,866,000 tons for 2008.  AK Steel’s average selling price for 2009 was $1,036 per ton, approximately 20% below its 2008 average of $1,303 per ton.  The decline in shipments and revenues reflect the significant decline in the economy and the resultant decline in demand for steel products, especially in the first half of 2009.  The company posted an operating loss for 2009 of $70.1 million, or $18 per ton, compared to operating profit of $28 million, or $5 per ton for 2008.  The 2008 results included the non-cash charges previously mentioned.
AK Steel ended 2009 with a cash balance of $461.7 million and availability under its revolving credit facilities of $600.4 million, for total liquidity of more than $1 billion.
2009 – Validation of the AK Steel Business Model
“AK Steel met the severe economic crisis of 2009 head-on and emerged as a stronger company,” said James L. Wainscott, chairman, president and CEO of AK Steel.  “Our quick action and relentless focus on the fundamentals in 2009 allowed us to return to operating and net profitability by the third quarter, and we expect to build upon that success in 2010.”
-more-

First Quarter 2010 Outlook
AK Steel said it expects its first quarter 2010 shipments to approximate its fourth quarter 2009 levels, while average selling prices are expected to rise approximately 4% to 5% over the previous quarter levels.  The company anticipates lower operating and maintenance costs compared to the fourth quarter of 2009.  In addition, while the company recorded a significant LIFO credit in the fourth quarter of 2009, it expects to incur a LIFO charge in the first quarter of 2010, as well as higher costs for raw materials.  As such, AK Steel expects to report an operating profit of approximately $35 per ton for the first quarter of 2010.
Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Steel’s Annual Report on Form 10K for the year ended December 31, 2008, and in subsequent Quarterly Reports on Form 10-Q.   Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
-more-

AK Steel Holding Corporation
Statements of Operations
(Unaudited)
(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Shipments (000 tons)	1,368.3	1,073.5	3,935.5	5,866.0
Selling price per ton	$964	$1,359	$1,036	$1,303

Net sales	$1,319.9	$1,458.7	$4,076.8	$7,644.3

Cost of products sold	1,130.8	1,344.7	3,749.6	6,491.1
Selling and administrative expenses	51.4	55.5	192.7	223.6
Depreciation	50.7	48.2	204.6	202.1
Pension corridor charge	-	660.1	-	660.1
Curtailment charges	-	39.4	-	39.4
Total operating costs	1,232.9	2,147.9	4,146.9	7,616.3

Operating profit (loss)	87.0	(689.2)	(70.1)	28.0

Interest expense	8.6	11.6	37.0	46.5
Other income	0.5	2.0	9.1	12.1

Income (loss) before income taxes	78.9	(698.8)	(98.0)	(6.4)

Income tax provision due to state tax law changes	5.1	-	5.1	-
Income tax provision (benefit)	35.9	(268.3)	(25.1)	(10.9)

Net income (loss)	37.9	(430.5)	(78.0)	4.5

Less: Net income (loss) attributable to noncontrolling interests	(1.9)	0.1	(3.4)	0.5

Net income (loss) attributable to AK Steel Holding Corporation	$39.8	$(430.6)	$(74.6)	$4.0

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$0.36	$(3.87)	$(0.68)	$0.04

Weighted average shares outstanding:
Basic	108.7	110.9	109.0	111.4
Diluted	109.3	110.9	109.0	111.7

-more-

AK Steel Holding Corporation
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions, except per share amounts)

	December 31,	December 31,
	2009	2008

Assets
Current Assets
Cash and cash equivalents	$461.7	$562.7
Accounts and notes receivables, net	463.1	469.9
Inventories, net	416.7	566.8
Other current assets	288.6	403.4
Total Current Assets	1,630.1	2,002.8

Property, plant and equipment	5,385.1	5,282.1
Accumulated depreciation	(3,409.1)	(3,220.8)
Property, plant and equipment, net	1,976.0	2,061.3
Other	668.6	617.9

Total Assets	$4,274.7	$4,682.0

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$438.9	$348.1
Other accruals	157.0	233.0
Current portion of long-term debt	0.7	0.7
Current portion of pension & other postretirement benefit obligations	144.1	152.4
Total Current Liabilities	740.7	734.2

Long-term debt	605.8	632.6
Pension & other postretirement benefit obligations	1,856.2	2,144.2
Other noncurrent liabilities	191.9	200.3

Total Liabilities	3,394.6	3,711.3

Stockholders' Equity
Common stock, authorized 200,000,000 shares of $0.01 par value each; issued 2009, 121,881,816 shares, 2008, 121,105,429 shares; outstanding 2009, 109,394,455 shares, 2008, 110,394,774 shares	1.2	1.2
Additional paid-in capital	1,911.4	1,898.9
Treasury stock, shares at cost, 2009, 12,487,361 shares; 2008, 10,710,655 shares	(162.2)	(150.8)
Accumulated deficit	(1,037.5)	(940.9)
Accumulated other comprehensive income	167.9	159.6
Total AK Steel Holding Corporation Stockholders' Equity	880.8	968.0

Noncontrolling interest	(0.7)	2.7

Total Stockholders' Equity	880.1	970.7

Total Liabilities and Stockholders' Equity	$4,274.7	$4,682.0

-more-

AK Steel Holding Corporation
Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Twelve Months Ended
	December 31,
	2009	2008

Cash Flow From Operating Activities:
Net income	$(78.0)	$4.5
Depreciation	204.6	202.1
Amortization	12.1	11.8
Deferred taxes	47.3	(27.8)
Contributions to the pension trust	(210.0)	(225.0)
Contribution to Middletown retirees VEBA	(65.0)	(468.0)
Pension and other postretirement benefit payments greater than expense	(58.6)	(86.0)
Pension benefit corridor charge	-	660.1
Pension curtailment charge	-	39.4
Excess tax benefits from stock-based compensation	-	(12.2)
Working capital	149.3	3.1
Working capital - Middletown Coke	(2.0)	2.2
Other	59.1	(21.1)
Net Cash Flow From Operating Activities	58.8	83.1

Cash Flow From Investing Activities:
Capital investments	(109.5)	(166.8)
Capital investments - Middletown Coke	(24.0)	(47.7)
Purchase of investments	-	(12.1)
Proceeds from sale of property, plant and equipment	0.5	8.4
Other	(0.4)	0.4
Net Cash Flow From Investing Activities	(133.4)	(217.8)

Cash Flow From Financing Activities:
Redemption of long-term debt	(23.5)	(26.9)
Proceeds from exercise of stock options	0.5	3.4
Purchase of treasury stock	(11.4)	(24.0)
Excess tax benefits from stock-based compensation	-	12.2
Common stock dividends	(21.9)	(22.4)
Advances from minority interest owner to Middletown Coke	29.0	45.5
Other	0.9	(4.0)
Net Cash Flow From Financing Activities	(26.4)	(16.2)

Net Decrease in Cash	(101.0)	(150.9)

Cash and Cash Equivalents, Beginning	562.7	713.6

Cash and Cash Equivalents, Ending	$461.7	$562.7

-more-

AK Steel Holding Corporation
(Unaudited)

Steel Shipments

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Tons Shipped by Product (000's)
Stainless/Electrical	184.4	205.0	670.0	957.1
Coated	621.5	462.4	1,791.6	2,477.8
Cold Rolled	334.0	215.0	821.4	1,185.2
Tubular	24.9	21.3	83.2	117.3
Subtotal Value-added Shipments	1,164.8	903.7	3,366.2	4,737.4

Hot Rolled	155.5	132.5	414.4	949.2
Secondary	48.0	37.3	154.9	179.4
Subtotal Non Value-added Shipments	203.5	169.8	569.3	1,128.6

Total Shipments	1,368.3	1,073.5	3,935.5	5,866.0

Shipments by Product (%)
Stainless/Electrical	13.5%	19.1%	17.0%	16.3%
Coated	45.4%	43.1%	45.5%	42.2%
Cold Rolled	24.4%	20.0%	20.9%	20.2%
Tubular	1.8%	2.0%	2.1%	2.0%
Subtotal Value-added Shipments	85.1%	84.2%	85.5%	80.7%

Hot Rolled	11.4%	12.3%	10.5%	16.2%
Secondary	3.5%	3.5%	4.0%	3.1%
Subtotal Non Value-added Shipments	14.9%	15.8%	14.5%	19.3%

Total Shipments	100.0%	100.0%	100.0%	100.0%

-###-